Exhibit 99.1

MGM MIRAGE OFFERS TO BUY MANDALAY RESORT GROUP
IN $7.65 BILLION TRANSACTION

Las Vegas, Nevada, June 4, 2004 — MGM MIRAGE (NYSE: MGG) today announced that it has offered to purchase Mandalay Resort Group (NYSE: MBG) for $68 per share in a cash transaction, the value of which would be approximately $7.65 billion, which includes the assumption of some $2.8 billion in debt.

“The combination of these two great companies would provide Mandalay shareholders with a premium price for their shares as well as providing several strategic benefits to shareholders in MGM MIRAGE,” said Terry Lanni, Chairman of the Board and CEO of MGM MIRAGE.

The $68 per share MGM MIRAGE offer would provide Mandalay shareholders with a 12.8% premium over today’s closing share price of $60.27.